SUB-ITEM 77 C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Federated International Series, Inc. (the "Corporation"), of which the Fund is a portfolio, was held on October 28, 2013. On August 29, 2013, the record date for shareholders voting at the meeting, there were 5,944,427.678 total outstanding shares of the Corporation.

1. Proposal to elect certain Directors of the Corporation:1

Name                           For             Withheld
John T. Collins            4,437,225.632     28,672.228
Maureen Lally-Green        4,418,104.568     47,793.292
Thomas M. O'Neill          4,437,225.632     28,672.228
P. Jerome Richey           4,421,832.279     44,065.581

1 The following Directors continued their terms:
John F. Donahue, J. Christopher Donahue, Maureen Lally-Green (having been previously appointed by the Board), Peter E. Madden, Charles F. Mansfield, Jr., Thomas M. O'Neill (having been previously appointed by the Board), and John S. Walsh.

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on September
10, 2013, and is incorporated by reference. (File No. 811-3984).